EXHIBIT 99.1

FOR MORE INFORMATION: Michael R Cox
Phone 765.497.5829
mcox@bioanalytical.com

BASi Reports First Quarter 2006 Financial Results

WEST LAFAYETTE, Ind., February 14, 2006 – BASi (Bioanalytical Systems, Inc.) (Nasdaq: BASI) today reported financial results for its first quarter of fiscal 2006, ended December 31, 2005. Revenue increased 1% to $9.8 million compared to $9.7 million for the quarter ended December 31, 2004. Net loss for the first quarter of fiscal 2006 was $716,000, or $0.15 per basic and diluted share, compared to a net income of $404,000, or $0.08 per basic and diluted share for the first quarter of fiscal 2005. The Company experienced delays in initiation of sizeable analytical chemistry projects, which negated significant improvements in the Company’s toxicology and clinical research operations. Sales in the Company’s products segment declined slightly, from $2.4 million to $2.3 million.

Cost of revenue for the quarter ended December 31, 2005 was $6.7 million, or 68% of revenue, compared to $6.1 million, or 63% of revenue, for the quarter ended December 31, 2004. Margins for the current fiscal quarter reflect the impact of lower utilization of the Company’s laboratory facilities, where costs are relatively fixed, with revenue increases in operations which have lower margins.

The Company recently announced that it has implemented a program to process all laboratory samples generated by the Baltimore clinical research unit at its West Lafayette and other laboratories, relocating the equipment from Baltimore to the other laboratory sites. The Company expects this move to improve efficiency in its laboratory operations by increasing sample volume while reducing expenses at the Baltimore site.

Peter T. Kissinger, Chairman and CEO commented, “First quarter results were disappointing, as our usually strong laboratory operations had a bad quarter due to postponement of work. This overshadowed some very significant improvements in our other operating units. We have continued to improve sales capabilities, and with the advantages we expect to gain from the lab consolidations, we anticipate improved results for the remainder of our fiscal year.”

Conference Call Information

BASi will host a live conference call and listen-only Webcast to discuss its first quarter of fiscal year 2006 results at 9:00 a.m. EST on Wednesday, February 15, 2006. To participate in the conference call, please dial 877-407-9205 (domestic) or 1-201-689-8054 (international), conference ID code 192940. Also, a live Webcast of the conference call will be available at www.bioanalytical.com.

For those unable to participate there will be a replay available from Wednesday, February 15 at 12:00 pm EST, through 11:59 p.m. EST on Friday, February 17, 2006, by dialing 877-660-6853 (domestic) or 1-201-612-7415 (international) and entering the pin code 192940 for both telephone numbers. In addition, a replay of the Webcast will be available at www.bioanalytical.com.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per-share amounts)

	Three Months Ended
	December 31,
	2005	2004

Service revenue	$7,539	$7,290
Product revenue	2,305	2,404
Total revenue	9,844	9,694

Cost of service revenue	5,864	5,215
Cost of product revenue	834	852
Total cost of revenue	6,698	6,067

Gross profit	3,146	3,627

Operating expenses:
Selling	733	576
Research and development	439	219
General and administrative	2,887	1,927
Total operating expenses	4,059	2,722

Operating income (loss)	(913)	905

Interest income	2	3
Interest expense	(258)	(275)
Other income (expense)	—	6

Income (loss) before income taxes	1,169	639

Income taxes/(benefit)	(453)	235
Net income (loss)	$(716)	$404

Net income (loss) per share:
Basic	$(0.15)	$0.08
Diluted	$(0.15)	$0.08

Weighted average common and common equivalent shares outstanding:
Basic	4,871	4,870
Diluted	4,871	4,932

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